Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-155973) pertaining to the 2008 Equity Incentive Plan of Grand Canyon Education, Inc. of our report dated February 19, 2009, with respect to the financial statements of Grand Canyon Education, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Phoenix, Arizona
February 19, 2009